ADDENDUM TO STANDARD COMMERCIAL-INDUSTRIAL
                                TRIPLE NET LEASE

              This Addendum to Standard  Commercial-Industrial  Triple Net Lease
("Addendum") is attached to and incorporated into that certain Standard Commercial-Industrial Triple Net Lease, dated as of December 16, 1996, between Holualoa Peoria Avenue Industrial, LLC, an Arizona limited liability company ("Lessor"), and Titan Motorcycle Co. of America, a Nevada corporation ("Lessee"), (the "Lease"). In the event of any inconsistency between the terms of the Lease and this Addendum, the terms of this Addendum shall control. As hereinafter used, the term "Lease" means the Lease as amended by this Addendum.

36. Intentionally Deleted.

37. HVAC and Mechanical Equipment. Notwithstanding the terms of Paragraph 7 of the Lease to the contrary, during the first nine (9) months of the Term, Lessor, shall, at its expense, maintain, service, replace and keep in good repair the heating, ventilating and air conditioning equipment and all mechanical equipment serving the Premises; provided, however, the foregoing obligation of Lessor shall in no event include any of the Leasehold Improvements described on Exhibit "B" to the Lease.

38. Monthly Base Rent. The monthly base rental shall commence April 1, 1997 (the "Rental Start Date"). Monthly base rental for the twenty (20) month period commencing on the Rental Start Date shall be Fifteen Thousand Five Hundred Twenty and no/100 Dollars ($15,520.00) triple net; monthly base rental for the second twenty (20) month period after the Rental Start Date shall be Eighteen Thousand Two Hundred Thirteen and no/100 Dollars ($18,213.00) triple net; and monthly base rental for the third twenty (20) month period after the Rental Start Date shall be Twenty Thousand Nine Hundred Six and no/100 Dollars ($20,906.00) triple net. Lessee shall have the right to occupy the Premises from the Commencement Date until the Rental Start Date rent free.

39. Extension Option.

         39.1 Lessor hereby grants to Lessee one (1) option (the "Extension Option") to extend the Term of the Lease for an additional period of five (5) years (the "Option Terms), on the same terms, covenants and conditions as provided for in this Lease during the initial Term, except: (a) the monthly base rent payable during the Option Term shall be the "fair market rental rate" for the Premises as defined and determined in accordance with the Fair Market Rental Rate Rider attached to this Lease as Exhibit "C" provided, however, in no event shall the monthly base rent payable during the Option Term be less than the Adjusted Monthly Base Rent in effect from time to time, determined pursuant to
Section 39.4 below; (b) Lessor shall have no further right to extend the Term; and (c) the terms of Exhibit "B" shall be inapplicable to the Option Term.


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         39.2 The  Extension  Option  must be  exercised,  if at all, by written notice ("Extension Notices) delivered by Lessee to Lessor no later than the date which is one hundred eighty (180) days prior to the expiration of the initial Term. The Extension Option shall, at Lessor's sole option, not be deemed to be properly exercised if, at the time such Extension Option is exercised or on the scheduled commencement date for the Option Term, Lessee is then in default or Lessee has been chronically delinquent during the initial Term as described in
Section 15.1(e) of the Lease.

         39.3 Notwithstanding the determination of fair market rental rate pursuant to Exhibit "C" or of Adjusted Monthly Base Rent pursuant to Section 39.4, in no event shall the monthly base rent payable during any month of the Option Term be less than the monthly base rent payable during the previous month.

         39.4 Adjusted Monthly Base Rent shall be determined in accordance with the following formula on the first day of each of the five (5) years of the Option Term (the "Adjustment Date(s)") and shall be in effect for the subsequent 12 months:

 Adjusted Monthly Base Rent =          monthly base rent as of the day
                                       prior to applicable Adjustment
                                       Date x (CPI-2/CPI-1).

 In applying the above, the following definitions shall be used:

                  39.4.1 "Preceding Year of the Lease Term" Means the 12 months preceding the Applicable Adjustment Date.

                  39.4.2 "Bureau" means the U.S. Department of Labor, Bureau of Labor Statistics or any Successor agency that shall issue the indices or data referred to in Section 39.1.1.3

                  39.4.3 "CPI" means the monthly indices of the Consumer Price Index, All Urban Consumers (CPI-U), U.S. City Average, All Items (1982-84 equals 100), issued by the Bureau.

                  39.4.4 "CPI-1" means the monthly CPI for the Calendar month three (3) months before The commencement of the Preceding Year Of the Lease Term.



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



                  39.4.5 "CPI-2" means the monthly CPI for the Calendar month three (3) months before The applicable Adjustment Date.

                  39.4.6  If at the  time of the  computations  provided  for in
Section 39.4, no CPI is compiled and published by any agency of the federal government, the statistics reflecting cost of living increases, as compiled by any institution or organization or individual generally recognized as an authority by financial and insurance institutions and acceptable to Lessor, shall be used as a basis for such adjustments.

                  39.4.7 If Adjusted Monthly Base Rent exceeds the fair market rental rate for the Premises, Lessor shall notify Lessee in writing of the Adjusted Monthly Base Rent. Such notice shall include all the data used by Lessor in calculating the Adjusted Monthly Base Rent. In the event that Adjusted Monthly Base Rent is not determined prior to the commencement to any year during the Option Term, Lessee shall continue to pay to Lessor the monthly base rent last in effect until Lessee is notified of the Adjusted Monthly Base Rent and that the same exceeds the fair market rental rate for the Premises. Upon such notice, Lessee shall commence paying Adjusted Monthly Base Rent at the time the next monthly base rent payment is due, at which time Lessee shall also reimburse Lessor for the difference between the amount of rental paid during such interim period and the amount of the Adjusted Monthly Base Rent for said period.

         40.      Right of First Offer to Purchase

                  40.1 During the Term, before entering into an agreement to sell the Project, Lessor will notify Lessee ("Lessor's Notice") of the purchase price and other material terms upon which Lessor would be willing to sell the Project to Lessee (the "Sales Terms"). If within ten (10) days after receipt of Lessor's Notice, Lessee agrees in writing to purchase the Project upon the Sales Terms, Lessor or its counsel will prepare a formal Purchase and Sale Agreement and Escrow Instructions (the "Agreement"), which Agreement shall be acceptable to Lessor in its sole and absolute discretion. If Lessee does not deliver its notice of intent to purchase the Project as offered in Lessor's Notice within such ten (10) day period, or if the Agreement has not been fully executed and delivered by Lessor and Lessee within ten (10) days after Lessor's first delivery of the Agreement to Lessee, Lessor and Lessee shall have no further rights or obligations under this Paragraph 40, and Lessor will have the right to sell the Project to a third party at a price and upon such terms as are acceptable to Lessor, whether or not such price and terms are more or less favorable than those offered to Lessee. This right of first offer to purchase the Project is personal to Titan Motorcycle Co. of America and is not transferrable except to an affiliate of Titan Motorcycle Co. of America ("Titan Affiliate") in connection with an assignment of this Lease or in connection with a sublease of all of the Premises for the entire remaining term (less any de minimus reversion to Titan Motorcycle Co. of America), where such assignment or sublease transaction has been consented to by Lessor pursuant to Paragraph 14 of the Lease. For purposes hereof, a Titan Affiliate shall mean an entity controlled by or under common control with Titan Motorcycle Co. of America.


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                  40.2  Time  is of  the  essence  of  the  provisions  of  this
Paragraph 40.

                  40.3 Lessor's obligations under this Paragraph 40 are conditioned upon the following: (i) Lessee not being in default under this Lease as of the date Lessor gives Lessor's Notice and no event having occurred as of the date Lessor gives Lessor's Notice that with the giving of notice or the passage of time would constitute a default under this Lease; (ii) Lessee not having been chronically delinquent as described in Section 15.1(e) of the Lease at any time prior to the date Lessor's Notice is given; and (iii) Lessor's determination, upon a review of Lessee's most recent financial statements, that Lessee's financial condition permits it to fully perform in accordance with the Agreement.

                  40.4 Except as set forth in Section 17.11 of the Lease, Lessee shall not allow its rights under this Paragraph 40 to be placed of record. A violation of the preceding sentence shall terminate Lessee's rights pursuant to this Paragraph 40 and will constitute an incurable and material default under this Lease.

                  40.5 All of Lessee's rights set forth in this Paragraph 40 are hereby subordinated to any existing or future mortgage or deed of trust encumbering the Project.

                  40.6 If Lessee purchases the Property, prepaid rent will be credited against the purchase price.

         41.      Right of First Refusal to Lease.

                  41.1 Lessor grants Lessee a right of first refusal ("ROFR") to lease any other space in the Project pursuant to this Paragraph 41.

                  41.2 If, during the Term of this Lease, Lessor receives a bona fide offer to lease any portion of the Project from a third party and intends to accept the offer, or if Lessor decides to make an offer to lease any portion of the Project, Lessor will give a written copy of the offer (either of which are herein called a "Lease Offer") to Lessee either prior to acceptance of the offer or after such acceptance (in which latter case, the lease shall be subject to Lessee's rights hereunder). For purposes of this Paragraph 41, a non-binding letter of intent shall be deemed a Lease Offer. Lessee will have the right to match the offer received by Lessor or accept the offer made by Lessor by written notice to Lessor given within eight (8) business days after Lessee's receipt of the offer ("Acceptance Notice"). If Lessee matches or accepts the offer, as the case may be, in writing, Lessee will be bound to lease such space strictly in accordance with the terms of the offer.

         41.3 The ROFR is a continuing right and, subject to the terms of this Paragraph 41, shall apply to all Lease Offers made during the term of this Lease, whether or not Lessee has failed to match or accept any previous Lease Offer pursuant to this Paragraph 41. If, and only if, (i) Lessee notifies Lessor in writing that Lessee does not elect to lease the applicable portion of the Project upon Lessee's receipt of any Lease Offer, or (ii) Lessee does not timely


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deliver an  Acceptance  Notice to Lessor with respect to any Lease  Offer,  then
Lessor shall have no further obligation to lease the applicable portion of the Project to Lessee pursuant to the applicable Lease Offer, and Lessor shall thereafter have the right to lease the applicable portion of the Project to the third party who initially made the Lease Offer or to whom Lessor initially made the Lease Offer, or to any other person, substantially in accordance with the terms of such Lease Offer. If Lessor does not sign a lease with such third party or other party within one hundred eighty (180) days after the date of the original Lease Offer, or if the terms of a Lease Offer are materially changed to the advantage of such third party after it has been delivered to Lessee, then Lessee will once again have the first right to lease the applicable portion of the Project in accordance with the terms of this Paragraph 41 and Lessor will once again be obligated to comply with the terms of this Paragraph 41 prior to leasing the applicable portion of the Project to anyone other than Lessee.

         41.4 Lessee shall have no ROFR if at the time Lessor gives Lessee notice of the Lease Offer or if at the time set for the commencement date of such new lease (i) a default exists under this Lease, or (ii) an event has occurred that would be a default under this Lease after either notice or the passage of time, or both, or (iii) Lessee has assigned all or part of this Lease or has sublet all or part of the Property, whether with or without Lessor's consent.

         41.5 The ROFR is personal to Titan Motorcycle Co. of America, Inc. and may not be assigned by it except to a Titan Affiliate in connection with an assignment of this Lease or a sublease of all of the Premises for the entire remaining Term (less any de minimum reversion to Titan Motorcycle Co. of America), where such assignment or sublease transaction has been consented to by Lessor pursuant to Paragraph 14 of the Lease. Except as expressly permitted above, any attempted assignment of the ROFR will be void, will terminate the ROFR and will constitute an incurable and material default of this Lease.

         41.6 Except as set forth in Section 17.11 of the Lease, Lessee shall not allow its ROFR to be placed of record. A violation of the preceding sentence shall terminate the ROFR and will constitute an incurable and material default under this Lease.

         41.7 Time is strictly of the essence of each and every provision in this Paragraph 41.

42. Covenant of Quiet Enjoyment. Lessor covenants that so long as Lessee fulfills the conditions and covenants required of it to be performed under this Lease, Lessee will have peaceful and quiet possession of the Premises during the term hereof.

43. Brokers. Lessor and Lessee represent and warrant to each other that they have not had any dealings with any real estate brokers, finders or agents in connection with this Lease other than CB Commercial Real Estate Group, Inc. (Pat Feeney and Pete Wentis) (the "Broker"). Lessor and Lessee agree to indemnify, defend (with counsel selected by the indemnified party and reasonably acceptable to the indemnifying party) and hold the other party and the other parties' nominees, successors and assigns harmless from any and all claims, costs, commissions, fees, or damages by any person or firm whom the indemnifying party authorized or employed, or acted by implication to authorize or employ, to act for the indemnifying party in connection with this Lease.

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Notwithstanding   the  foregoing,   Lessor  covenants  and  agrees  to  pay  all
commissions owed to the Broker.

                           LESSOR:

                                    Holualoa Peoria Avenue Industrial, LLC,
                                    An Arizona limited liability company

                                    By:     Holualoa Arizona, Inc.,
                                            An Arizona corporation
                                    Its:    Manager

                                            By: /s/
                                                --------------------------------
                                            Its: Authorized Agent
                                                --------------------------------

                           LESSEE:

                                    Titan Motorcycle Co. of America, Inc.,
                                    A Nevada corporation

                                            By: /s/
                                                --------------------------------
                                            Its: C.E.O.
                                                --------------------------------











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                                   EXHIBIT "B"
                                   -----------

                              WORK LETTER AGREEMENT
                              ---------------------

              This Work Letter Agreement supplements the Standard Commercial Industrial Triple Net Lease (the "Lease"), dated and executed concurrently herewith, by and between Lessor and Lessee, covering certain premises described in the Lease (the "Premises"). All terms not defined herein shall have the same meaning as set forth in the Lease.

1. Construction of Leasehold Improvements.
------------------------------------------

              1.1. Leasehold Improvements. Lessee shall furnish and install within the Premises those items of general construction (including any distribution to the Premises) of any utilities and heating, ventilating and air conditioning service as is required to serve the Premises) shown on the plans and specifications finally approved by Lessor and Lessee pursuant to Paragraph 2 below (the "Leasehold Improvements") in compliance with all applicable codes and regulations. The Leasehold Improvements shall be constructed substantially in accordance with the preliminary specifications and architectural renderings described on Schedule 1 attached hereto (the "Preliminary Plans"). The Leasehold Improvements shall be constructed pursuant to this Work Letter Agreement by Lessee's general contractor, MD Construction, Inc. ("Lessee's Contractor") and subcontractors. Lessee's Contractor shall not be changed without the prior written consent of Lessor.

              1.2. Construction Representatives. Lessor hereby appoints Sandy Alter as Lessor's representative ("Lessor's Representative") to act for Lessor in all matters covered by this Exhibit "B." Lessee hereby appoints Frank Kerry as Lessee's representative ("Lessee's Representatives) to act for Lessee in all matters covered by this Exhibit "B." All communications with respect to the matters covered by this Exhibit "B" shall be made to Lessor's Representative or Lessee's Representative, as the case may be. Either party may change its representative under this Exhibit "B" at any time by written notice to the other party.

2. Construction Plans for Premises.
-----------------------------------

              2.1. Preparation of Space Plans. Lessee's Contractor shall prepare preliminary space plans for the Premises. Lessee's Contractor shall also prepare detailed space plans sufficient to convey the architectural design of the Premises and layout of the Leasehold Improvements therein ("Space Plans"). The Space Plans shall be submitted to Lessor for Lessor's reasonable approval. If Lessor shall disapprove of any portion of the Space Plans, Lessor shall advise Lessee in writing of such disapproval and the reasons therefor. Lessee shall then submit to Lessor for Lessor's reasonable approval, a redesign of the Space Plans, incorporating those revisions required by Lessor.

              2.2.  Preparation  of Final  Plans.  Based on the  approved  Space
Plans,  Lessee  shall  cause an  architect  selected  by Lessee  and  reasonably


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approved by Lessor (the  "Architect") to prepare complete  architectural  plans, drawings and specifications and complete engineering, mechanical, structural and electrical working drawings for all of the Leasehold Improvements for the
Premises  (collectively,   the  "Final  Plans")  showing:  (a)  the  subdivision
(including partitions and walls), layout, lighting, finish and decoration work (including carpeting and other floor coverings) desired by Lessee for the Premises; (b) all internal and external communications and utility facilities which will require conduiting or other improvements from the shell of the building of which the Premises are a part (the "Building) and/or within common areas; and (c) all other specifications for the Leasehold Improvements. The Final Plans shall be approved in the same manner as provided in Section 2.1 above for approval of Space Plans. Lessor need not approve Final Plans that would require material alterations of the Building shell.

              2.3. Requirements of Lessee's Final Plans. Lessee's Final Plans shall include locations and complete dimensions and shall: (a) be compatible with the Building shell and with the design, construction and equipment of the Building; (b) be compatible with and of at least equal quality to the existing improvements in the Building, and (c) comply with all applicable laws and ordinances, and the rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations.

              2.4. Changes to Shell of Building. If the approved Final Plans or any amendment thereof or supplement thereto shall require material alterations of the Building shell (without implying any obligation on Lessor to approve of the same), such alterations shall be performed by Lessee's Contractor as part of the Leasehold Improvements and the cost of the Building shell work caused by such alterations shall be charged against the Allowance.

              2.5. Approvals. Lessee shall be solely responsible for obtaining approval of the Final Plans by all governmental agencies having jurisdiction, including all necessary permits and the temporary and permanent certificate of occupancy (or other required, equivalent approval from the local governmental authority permitting occupancy of the Premises). Lessor shall reasonably cooperate with Lessee in obtaining such approvals.

3. Allowance for Leasehold Improvements.
----------------------------------------

              3.1. Allowance. Lessee shall receive from Lessor an allowance (the "Allowances) of up to, but not exceeding, $183,768.00, which Allowance shall be used solely to contribute toward payment of the Work Cost (as defined below) of the Leasehold Improvements. All items of Leasehold Improvements, whether or not the cost thereof is covered by the Allowance, shall become the property of Lessor upon expiration or earlier termination of the Lease and shall remain on the Premises at all times during the Term of this Lease, except as otherwise provided in Section 7.3 of the Lease.

              3.2. Excess Work Costs. In the event that the actual Work Costs exceed the Allowance, Lessee shall pay such excess and Lessor shall have no responsibility therefor. If prior to or during the construction of the Leasehold Improvements, Lessor reasonably estimates that the Work Cost will exceed the Allowance by more than $50,000.00, Lessor may, at its option, require Lessee to post a payment and performance bond or other surety satisfactory to Lessor for


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the estimated  excess Work Cost.  Such excess shall be paid in  accordance  with
Section 3.4 below. If the Allowance exceeds the Work Cost, Lessee shall not be entitled to any payment, rent reduction or credit therefor.

              3.3. Changes. In the event that changes to the Space Plans or Final Plans are requested by Lessee or required by any governmental agency subsequent to Lessor's approval thereof, such changes and the costs thereof shall be forwarded to Lessor for approval (which approval shall not be unreasonably withheld) prior to incorporation into the work. After Lessor's approval of the changes and the costs thereof, the changes shall be incorporated into the work by means of a change order.

              3.4. Payment of Allowance. The Allowance shall be paid by Lessor in accordance with this Section 3.4. Lessee or Lessee's Contractor shall provide Lessor by the fifteenth (15th) day of each calendar month with an invoice prepared by Lessee's Contractor (or Lessee's Architect with respect to design costs) setting forth the Work Cost payable since the last such invoice. Such invoice shall be accompanied by (i) a certificate from Lessee's Architect or Lessee's Contractor certifying that the Work Cost set forth in such invoice is accurate and that all Work Costs set forth in prior invoices have been paid,
(ii) copies of all invoices from subcontractors setting forth the Work Cost on Lessee's Contractor's invoice, (iii) receipts from such subcontractors acknowledging payment of the Work Cost set forth in prior invoices, and (iv) copies of lien waivers, or conditional lien waivers, in both Lessor's and Lessee's favor, from Lessee's Contractor and subcontractors (such waivers shall be conditional with respect to the Work Cost set forth in the invoice which they are accompanying and final with respect to the Work Cost on prior invoices). Lessor's approval of all such invoices shall not be unreasonably withheld, conditioned, or delayed. Lessor shall pay to Lessee's Contractor, or to Lessee's Architect with respect to design costs, within ten (10) calendar days of receipt of all of the foregoing, the Work Cost set forth on the invoice, less the amount of the retention as described in Section 4.1 below, to the extent Lessor, in its reasonable judgment, deems such Work Cost to be accurate. Upon exhaustion of the Allowance it shall become Lessee's responsibility to pay the Work Cost as set forth on such invoices, also within such ten (10) calendar day period, and Lessee shall provide Lessor promptly upon Lessor's request with reasonable evidence of such payment. Upon final completion of all work to be undertaken by Lessee (including all punchlist items), which final completion shall be certified by the Architect and which final completion shall occur not later than one (1) year after the Lease Commencement Date, Lessee shall execute and deliver to Lessor a written acknowledgment that the Leasehold Improvements are approved by Lessee and a written certificate setting forth the amount and nature of all costs and expenses billed to Lessee in connection with the design, permit approval and construction of the Leasehold Improvements. Within ten (10) days after Lessor's receipt of such certificate, accompanied by copies of all related bills, invoices, receipts and final conditional lien waivers of all lien rights, in recordable form, from Lessee's Contractor and all subcontractors, Lessor shall pay to Lessee the remaining amount of such cost and expenses, including the actual hold back provided in the construction contract, up to and including, but not exceeding, the Allowance. Lessee shall receive no payment, rent reduction or credit for any unused portion of the Allowance. Lessor shall not be obligated to pay any portion of the Allowance for Work Cost incurred after the date that is one (1) year after the Lease Commencement Date.

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4. Construction.
----------------

              4.1. Construction Contract. Not less than ten (10) days prior to commencement of construction of the Leasehold Improvements, Lessee shall enter into a construction contract with Lessee's Contractor, which contract shall provide for the retention of not less than ten percent (10%) of the monthly progress payments, and shall otherwise be approved in writing by Lessor, which approval shall not be unreasonably withheld or delayed. Lessee shall be solely responsible for the performance of the work of the Leasehold Improvements to be performed by Lessee's Contractor and any and all subcontractors, suppliers and the like performing services for Lessee and/or Lessee's Contractor.

              4.2. Construction Schedule. Prior to commencement of construction of any Leasehold Improvements, Lessee shall furnish to Lessor's Construction Representative for approval in writing a schedule setting forth projected completion dates.

              4.3. Prosecution of Leasehold Improvements. Following Lessor's approval of the Final Plans, and Lessee and Lessee's Contractor's selection of subcontractors (as approved by Lessor) and execution of the construction contract pursuant to Section 4.1 above, Lessee shall direct Lessee's Contractor and such subcontractors to immediately commence and diligently complete construction of the Leasehold Improvements; provided, however, Lessee shall have up to one year after the Lease Commencement Date to finally complete construction of the Leasehold Improvements. All Leasehold Improvements work shall be carried out in accordance with reasonable rules and regulations promulgated by Lessor. Such work shall be performed diligently, in a first-class, workmanlike manner and in accordance with all applicable laws. Prior to commencing such work, Lessee shall furnish Lessor with sufficient evidence that Lessee and Lessee's Contractor are carrying worker's compensation insurance in statutorily-required amounts, comprehensive general liability insurance and all other insurance in compliance with the Lease. Lessor shall have the right to enter the Premises at all times to inspect the work and to post notices of nonresponsibility. Lessee shall ensure lien-free completion of the Premises, and Lessee shall comply with all provisions of the Lease regarding liens, including Paragraph 15 thereof.

     5. Work Cost. 'Work Cost" means: (a) all design and engineering fees incurred in connection with the preparation of the Preliminary Plans, Space Plans and Final Plans (including the cost of Lessor's consulting engineers and other consultants); (b) costs of permits, fees and taxes; (c) testing and inspecting costs; (d) the actual costs and charges for material and labor, contractor's profit and contractor's general overhead incurred by Lessee in having the Leasehold Improvements done; and (e) all other costs expended in the construction of the Leasehold Improvements.


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




                           LESSOR:

                                    Holualoa Peoria Avenue Industrial, LLC,
                                    An Arizona limited liability company

                                    By:     Holualoa Arizona, Inc.,
                                            An Arizona corporation
                                    Its:    Manager

                                            By: /s/
                                                --------------------------------
                                            Its: Authorized Agent
                                                --------------------------------

                           LESSEE:

                                    Titan Motorcycle Co. of America, Inc.,
                                    A Nevada corporation

                                            By: /s/
                                                --------------------------------
                                            Its: C.E.O.
                                                --------------------------------

















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